Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2019, relating to the consolidated financial statements and financial statement schedules of Brixmor Operating Partnership LP and Subsidiaries, and the effectiveness of Brixmor Operating Partnership LP and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brixmor Operating Partnership LP and Subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 26, 2019